Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated February 22, 2012 (April 9, 2012 with respect to Note 20) relating to the consolidated financial statements of Satélites Mexicanos, S.A. de C.V. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the lack of comparability of the consolidated financial statements of the successor registrant and predecessor registrant, which such successor and predecessor registrants were a result of a change in control, effective May 26, 2011, following the recapitalization transactions of the Company) and the related financial statement schedule, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm”.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Alejandro González Anaya
C.P.C. Alejandro González Anaya Mexico City, Mexico July 2, 2012